Exhibit (c)(iii)

 Project Puma: Discussion Materials  October 28, 2023

 2  Overview of Patient Square Capital’s Indication of Interest  Valuation & Consideration  Patient Square Capital (PSC) has offered to acquire the Company for cash consideration of $2.25 per share(1)  ‒ Reflecting a premium to the following:  34% premium to closing price of $1.68 as of 10/27/23  20% premium to 30-Calendar Day VWAP of $1.87 as of 10/27/23  Dissenting shareholders may seek appraisal rights under DGCL §262  Due Diligence & Timing  Proposal contingent on execution of the Merger Agreement no later than market open on 10/30/23  Deal Protection  No voting agreement from PSC committing to vote its shares in favor of the deal  Company subject to no solicitation covenant (“No-Shop”) from signing; Special Committee can change its recommendation in response to a superior proposal but cannot terminate the Merger Agreement to accept a superior proposal (“Force-the-Vote”)  Conditions  Approval by shareholders holding a majority of the aggregate voting power of the outstanding shares entitled to vote (no “majority of the minority” approval)  No Material Adverse Effect at the Company  No financing contingency (equity backstop for aggregate merger consideration; if PSC fails to close, Company can seek specific performance or monetary damages for willful and material breach with cap of aggregate merger consideration)  Termination  Outside date 6 months from the date of signing  Company termination fee of [3.0]% of Company equity value  $2M expense reimbursement to the Company from PSC if shareholders do not approve the transaction  Other  Reasonable best efforts covenant to seek regulatory approvals  PSC is not willing to sell their shares  PSC will not provide additional financial support to the Company should it remain a publicly traded company  Options to be subject to 100% acceleration with in-the-money options cashed out at deal price and out-of-the-money options cancelled; RSUs to be converted to  cash award (at deal price), subject to continued vesting  Source: Bloomberg, FactSet, Patient Square Capital’s Indication of Interest dated 10/27/23; draft Agreement and Plan of Merger dated 10/27/2023  Note: (1) Revised verbal offer received subsequent to offer letter dated 10/27/23

 3  Sources: Bloomberg, Management Projections (model received 10/18/23), Patient Square Capital’s Indication of Interest dated 10/27/23  Notes: As of 10/27/23; (1) Revised verbal offer received subsequent to offer letter dated 10/27/23; (2) Revenue estimates per management projections received 10/18/23  Patient Square Capital Bid Progression  Bid 1  Bid 2(1)  Date Received  10/27/23  10/27/23  Offer Per Share  $2.00  $2.25  % Increase from Prior Bid  13%  % Premium / (Discount) to:  Current ($1.68)  19%  34%  30-Calendar Day VWAP ($1.87)  7%  20%  90-Calendar Day VWAP ($2.27)  (12%)  (1%)  52-Week Intraday High ($16.80)  (88%)  (87%)  Market Capitalization  $42  $47  Enterprise Value  ($4)  $1  EV / Revenues  With Insurance Metric(2)  2023E $35  NM  0.0x  2024E 56  Without Insurance  NM  0.0x  2023E  $35  NM  0.0x  2024E  30  NM  0.0x

 4  What Has Changed Since 10/19/23 Special Committee Meeting?  Market Data  Market data updated for closing on 10/27/23  Selected Public Company Multiple Ranges  Selected public company multiple ranges (EV / 2024E Revenues) updated to reflect current market data as of 10/27/23  With Insurance case range updated to 0.6x – 1.4x (vs. 0.7x – 1.4x prior)  Without Insurance case range updated to 0.0x – 1.1x (vs. 0.0x – 1.0x prior)  DCF  DCF valuation date updated to 10/27/23  Assumed equity financing price of $1.44 (unchanged) now represents discount of 14% to share price of $1.68 as of 10/27/23 (previously a 25% discount to share price of $1.92 as of 10/18/23) and 23% discount to 30-Calendar Day VWAP of $1.87 as of 10/27/23 given share price movement  Assumed equity financing sensitivity of $0.96 to $1.92 (unchanged) now represents a 43% discount to 14% premium to the share price of $1.68 as of 10/27/23 (previously a 50% to 0% discount to share price of $1.92 as of 10/18/23) and 49% discount to 3% premium to the 30-Calendar Day VWAP of $1.87 as of 10/27/23 given share price movement

 5  Key Financial Assumptions & Sensitivities  Sources: Management Projections (model and sensitivities received 10/18/23)  Note: (1) $70M equity issuance sized based on negative $56M 2026E cash balance before financing and required minimum cash of $10M net of 6% underwriting fee  With Insurance Case  Insurance Penetration  Assumes 0.095% penetration rate of 87.3M covered lives resulting in 82,688 units sold through insurance channel  – Assumes 131,688 total units sold across all channels in 2028  We have sensitized penetration between 0.046% and 0.180% penetration in 2028 based on Management Guidance  Insurance Pricing Tiers  Assumes 60% / 20% / 20% of insurance volume occurs at Premium / Mid / Value pricing  We have sensitized ASP tiers from 20% / 20% / 60% to 60% / 20% / 20% Premium / Mid / Value pricing  Financing  Projections imply lowest cash balance of negative $56M in 2026, with first year of positive cash flow in 2027  Assumes $10M required minimum cash, implying $70M required financing(1) at $1.44 (representing a 14% discount to share price of $1.68  as of 10/27/23 and 23% discount to the 30-calendar day VWAP of $1.87 as of 10/27/23)  We have sensitized the financing price from $0.96 to $1.92 (representing a 43% discount to 14% premium to share price of $1.68 as of 10/27/23 and a 49% discount to 3% premium to the 30-calendar day VWAP of $1.87 as of 10/27/23)  Without additional financing, the Company expects cash balance to drop below $10M in late Q2 2024  However, securing this amount of financing may be challenging at any price given the Company’s current valuation, market conditions and limited liquidity  Without Insurance Case  Assumes only 5,000 units sold through insurance channel and 43,000 total units sold across all channels in 2028  Cash balance reaches negative $189M in 2028 with the Company generating negative $42M of free cash flow in 2028  The management team does not believe that cash flow profile of the business would change materially after 2028, suggesting the business would have not have a positive value as a going concern

Preliminary Illustrative Puma Financial Analysis

Equity Value per Share



Current Price $1.68
Patient Square Revised Offer $2.25
Historical Prices (1)
52-Week High and Low (Intraday) As of 10/27/23
$1.47
$16.80
For Reference Only
Last 6 Months High and Low (Intraday) As of 10/27/23
$1.47
$5.86
Selected Public Companies Analysis
EV / 2024E Revenues (With Insurance) 0.6x-1.4x $56M '24E Revenues
$3.77
$5.69
EV / 2024E Revenues (Without Insurance) 0.0x-1.1x $30M '24E Revenues
$2.21
$3.73
Discounted Cash Flow Analysis
WACC: 13.0%-15.0%
Perp. Growth: 3.0%-4.0%
With Insurance
$1.95
$2.66
Includes dilution from $70M equity issuance; net proceeds assuming issuance at $1.44 per share and 6% underwriting fee(2)
Without Insurance
$–
Would result in negative implied share price given unlevered FCFs are negative and not expected to become positive
$-
$5.00
$10.00
$15.00
$20.00

Sources: Management Projections (model received 10/18/23), Company Filings

Notes: As of 10/27/23; Balance sheet data as of 09/30/23; Net diluted shares outstanding calculated based on 20.8M basic shares outstanding as of 10/18/23, 0.1M restricted stock units, 1.7M service-based stock options with a weighted average exercise price of $3.31, 0.3M service-based stock options with a weighted average exercise price of $55.35 and 0.7M market-based stock options outstanding with a weighted average exercise price of $3.31 as of 09/30/23; Reflects $46M in cash and cash equivalents as of 09/30/23; (1) Historical share price adjusted for 1-for-20 reverse stock split enacted on 01/18/23; (2) $70M equity issuance sized based on negative $56M 2026E cash balance before financing and required minimum cash of $10M net of 6% underwriting fee; Issuance share price of $1.44 represents 14% discount to share price of $1.68 as of 10/27/23 and 23% discount to the 30-calendar day VWAP of $1.87 as of 10/27/23; 48.9M shares issued in the capital raise

P / W / P
PERELLA WEINBERG PARTNERS
6

Preliminary Selected Public Companies Analysis

($ in millions)

Selected Range	EV / '24E Revs
Puma - With Insurance	0.6x-1.4x
Puma - Without Insurance	0.0x-1.1x

EV / '24E Revenues



NM
NM
3.9x
0.1x
3.8x
NM
NM
1.1x
NM
1.4x
Median: 1.4x

	Puma: Mgmt. With Insurance	Puma: Mgmt. Without Insurance	Stereotaxis	Butterfly Network	ClearPoint Neuro	Inogen	Hyperfine	Apyx Medical	Sight Sciences	CytoSorbents
Market Cap	$35		$188	$176	$134	$106	$85	$82	$76	$73[1]
'24E Revenue	56	30	43	74	31	334	18	69	96	47
'23E-'25E Rev. CAGR	72%	2%	38%	12%	30%	5%	43%	21%	22%	25%
'24E Oper. Loss	($52)[2]	($54)[2]	($15)	($113)	($22)	($48)	($48)	($13)	($51)	($16)
Debt / Equity	-	-	-	-	7%	-	-	11%	44%	7%
Cash	$46[3]		$24	$171	$26	$138[4]	$95	$18	$155	$15
Cash / '24E Oper. Loss	0.9x	0.9x	1.6x	1.5x	1.2x	2.9x	2.0x	1.4x	3.0x	0.9x
Float[5]	$6		$99	$117	$113	$95	$55	$72	$43	$59
30-Day ADTV[5]	0.095		0.186	2.130	0.495	1.073	0.162	0.334	0.711	0.123

P / W / P
PERELLA WEINBERG PARTNERS

Sources: Management Projections (model received 10/18/23), Company Filings, FactSet

Notes: As of 10/27/23; Companies ordered by market capitalization; (1) Pro forma for options and RSUs issued in July 2023; (2) Net of SBC and net of bad debt expense; (3) Balance sheet data as of 09/30/23; (4) Pro forma for acquisition of Physio-Assist; (5) Calculated using each company's respective share price as of 10/27/23

7

 8  Preliminary Discounted Cash Flow Sensitivity: With Insurance Case  Equity Value per Share  Sources: Management Projections (model and sensitivities received 10/18/23)  Notes:  As of 10/27/23; All sensitivities assume 14.0% WACC and 3.5% perpetuity growth rate; Assumes $46M in cash and cash equivalents as of 09/30/23 plus net proceeds of equity financing required for minimum cash balance of $10M net of 6% underwriting fee; Net diluted shares outstanding calculated based on 20.8M basic shares outstanding as of 10/18/23, 0.1M restricted stock units, 1.7M service-based stock options with a weighted average exercise price of $3.31, 0.3M service-based stock options with a weighted average exercise price of $55.35 and 0.7M market-based stock options outstanding with a weighted average exercise price of $3.31 as of 09/30/23 plus shares issued in connection with an equity financing at $1.44 per share unless otherwise stated; (1) $70M equity issuance sized based on negative $56M 2026E cash balance before financing and required minimum cash of $10M net of 6% underwriting fee; Reflects 0.095% penetration rate and pricing tier of 60% / 20% / 20% Premium / Mid / Value  Insurance Penetration  Penetration rate of 87.3M covered lives in 2028  With Insurance Case Assumption: 0.095% penetration $0.10  Range: 0.046% to 0.180% penetration  $11.09  Insurance Pricing Tiers  Percent of insurance units at Premium / Mid / Value pricing  With Insurance Case Assumption: 60% / 20% / 20%  Premium / Mid / Value $0.20  Range: 20% / 20% / 60% to 60% / 20% / 20% Premium / Mid / Value  $2.25  Financing (1)  Issuance price of $70M equity offering (net proceeds of $66M assuming 6% underwriting fee)  With Insurance Case Assumption: $1.44 issuance price (14% discount to share price of $1.68 as of 10/27/23 and 23% discount to the 30-calendar day VWAP of $1.87 as of 10/27/23)  Range: $0.96 to $1.92 issuance price (43% discount to 14% premium to share price of $1.68 as of 10/27/23 and 49% discount to 3% premium to the 30-calendar day VWAP of $1.87 as of 10/27/23)  2.73  $1.66  $  $-  $3.00  $6.00  $9.00  $12.00  With Insurance DCF Midpoint  $2.25  Patient Square Revised Offer  $2.25

Precedent Minority Squeeze-Out Transactions: Premia Analysis

($ in millions)

For Reference Only

Ann. Date	Close Date	Acquiror	Target	Acquiror % Ownership	Equity Value	Premium to Unaffected	Premium to 1-Day[(1)]	Premium to 30-D VWAP	Premium to 52W High
12/12/22	02/21/23	BDT Capital Partners	Weber	72.4%	$2,339	60%[(2)]	24%	20%[(2)]	(54%)[(2)]
10/23/22	03/10/23	Sumitovant Biopharma	Myovant Sciences	51.8%	2,903	50%[(3)]	10%	49%[(3)]	12%[(3)]
06/21/22	10/07/22	TPG	convey	74.7%	825	143%	143%	99%	(21%)
05/25/22	11/03/22	Axar Capital	StoneMor	74.8%	431	67%[(4)]	54%	2%[(4)]	(35%)[(4)]
05/23/22	07/11/22	Innoviva	Entasis Therapeutics	74.9%[(5)]	128[(6)]	50%[(7)]	22%	20%[(7)]	(43%)[(7)]
11/12/20	03/29/21	Sumitovant Biopharma	Urovant Sciences	70.6%	584	96%	105%	92%	2%
10/05/20	01/26/21	bridgebio	eidos	63.7%	2,914[(8)]	41%[(8)]	41%[(8)]	55%[(8)]	10%[(8)]
08/31/20	10/12/20	Ionis	Akcea Therapeutics	75.9%	1,900	59%	59%	60%	(20%)
08/19/20	12/01/20	Dufry	Hudson	57.4%	720	50%	50%	53%	(51%)
02/21/20	03/30/20	Kyocera	AVX	72.0%	3,695	45%[(9)]	6%	42%[(9)]	12%[(9)]
08/19/19	11/15/19	Kien Huat	Empire Resorts Incorporated	84.0%	340	8%[(10)]	15%	(12%)[(10)]	(53%)[(10)]
07/24/19	09/17/19	Sonic Financial Corp.	Speedway	71.3%	723	42%[(11)]	4%	36%[(11)]	8%[(11)]
06/19/18	07/31/18	Roche	Foundation Medicine	56.6%	5,266	29%	29%	40%	25%
Mean				**69.2%**	**$1,751**	**57%**	**43%**	**43%**	**(16%)**
Median				**72.0%**	**$825**	**50%**	**29%**	**42%**	**(20%)**

Sources: Bloomberg, Company Filings, Dealogic, Press Releases

Notes: As of 10/27/23, Includes selected announced minority squeeze-outs with publicly listed targets, deal value (value of the remaining ownership stake acquired) greater than $10M, initial stake pre-transaction of >50% and target nationality in the United States; Excludes transactions that do not have a definitive merger agreement executed; (1) 1-day prior to transaction announcement; (2) Based on 10/24/22, the last trading day closing prior to public announcement on 10/25/22 of proposal received 10/24/22; (3) Based on 09/30/22, the last trading day closing prior to public announcement on 10/02/22 of proposal dated 09/30/22; (4) Based on 09/24/21, last trading day closing prior to public announcement of letter from Axar describing interest in pursuing strategic alternatives with the company on 09/27/21; (5) As disclosed by Entasis assuming Innoviva exercised all of its warrants; (6) $113M publicly announced equity value excludes 10.1M in-the money convertible-related shares convertible at $1.48 per share and 10.1M convertible related warrants struck at $1.48; (7) Based on 01/31/22, the last trading day closing prior to Innoviva's original bid becoming public; (8) Equity value and premia based on cash offer price per share of $73.26; (9) Based on 11/26/19, the last trading day closing prior to announcement of Kyocera's initial proposal on 11/27/19; (10) Based on 06/21/19, the last trading day closing prior to public announcement of formation of Special Committee to evaluate strategic alternatives on 06/24/19; (11) Based on 04/23/19, the last trading day closing before public announcement on 04/24/19 of initial proposal received 04/23/19

P / W / P
/ PERELLA WEINBERG PARTNERS

9

Precedent Minority Squeeze-Out Transactions: Bid Progression

For Reference Only

Ann. Date	Acquiror	Target	First Bid to Ann. (Days)	# of Bids	Bid Increase (%) Total	Bid Increase (%) Average	Premium (%) Initial Bid[1]	Premium (%) Final Bid
12/12/22	BDT Capital Partners	Weber	49	5	29%	7%	24%[2]	60%[2]
10/23/22	Sumitovant Biopharma	Myovant Sciences	23	5	19%	4%	27%[3]	50%[3]
06/21/22	TPG	Convey	48	3	17%	8%	66%	143%
05/25/22	Axar Capital	StoneMor	115[4]	3[4]	17%[4]	8%[4]	44%[4][5]	67%[4][5]
05/23/22	Innoviva	Entasis Therapeutics	111	3	22%	11%	22%[6]	50%[6]
11/12/20	Sumitovant Biopharma	Urovant Sciences	6	6	30%	5%	55%	96%
10/05/20	BridgeBio	Eidos	3[7]	4[7]	19%[7]	6%[7]	18%[7]	41%[7]
08/31/20	Ionis	Akcea Therapeutics	12	4	13%	4%	42%	59%
08/19/20	Dufry	Hudson	44	3	23%	11%	24%	50%
02/21/20	Kyocera	AVX	86	4	12%	4%	30%[8]	45%[8]
08/19/19	Kien Huat	Empire Resorts Incorporated	14	1	NA	NA	8%[9]	8%[9]
07/24/19	Sonic Financial Corp.	Speedway	92	3	10%	5%	29%[10]	42%[10]
06/19/18	Roche	Foundation Medicine	4	4	3%	1%	30%	29%
Mean			**47**	**4**	**18%**	**6%**	**32%**	**57%**
Median			**44**	**4**	**18%**	**6%**	**29%**	**50%**

Sources: Company Filings, Dealogic, Press Releases

Notes: As of 10/27/23, Includes selected announced minority squeeze-outs with publicly listed targets, deal value (value of the remaining ownership stake acquired) greater than $10M, initial stake pre-transaction of >50% and target nationality in the United States; Excludes transactions that do not have a definitive merger agreement executed; (1) Based on the last trading day prior to receiving initial bid unless noted otherwise; (2) Based on 10/24/22, the last trading day closing prior to public announcement on 10/25/22 of proposal received 10/24/22; (3) Based on 09/30/22, the last trading day closing prior to public announcement on 10/02/22 of proposal dated 09/30/22; (4) Excludes process from May 2020 to September 2020 where 2 bids were received, but the parties were unable to reach an agreement; On 09/08/20, StoneMor announced that Axar withdrew its offer after it was unable to reach an agreement with StoneMor's special committee; (5) Based on 09/24/21, last trading day closing prior to public announcement of letter from Axar describing interest in pursuing strategic alternatives with the company on 09/27/21; (6) Based on 01/31/22, the last trading day closing prior to Innoviva's original bid becoming public; (7) Reflects process in October 2020 only; Excludes prior process from August 2019 to September 2019 where 6 total bids were received, but the parties were unable to reach an agreement; On 10/14/19, BridgeBio stated in a press release that it was no longer pursuing an acquisition of the minority shares of Eidos and the Eidos special committee was dissolved; (8) Based on 11/26/19, the last trading day closing prior to announcement of Kyocera's initial proposal on 11/27/19; (9) Based on 06/21/19, the last trading day closing prior to public announcement of formation of Special Committee to evaluate strategic alternatives on 06/24/19; (10) Based on 04/23/19, the last trading day closing before public announcement on 04/24/19 of initial proposal received 04/23/19

P / W / P
PERELLA WEINBERG PARTNERS

10

 11  Analysis at Various Prices  Management Cases – With and Without Insurance  ($ in millions, except per share)  Sources: Management Projections (model received 10/18/23), Bloomberg, Company Filings  Notes:  As of 10/27/23; Reflects $46M in cash and cash equivalents as of 09/30/23; Net diluted shares outstanding calculated based on 20.8M basic shares outstanding as of 10/18/23, 0.1M restricted stock units, 1.7M service-based stock options with a weighted average exercise price of $3.31, 0.3M service-based stock options with a weighted average exercise price of $55.35 and 0.7M market-based stock options outstanding with a weighted average exercise price of $3.31 as of 09/30/23; Excludes impact from any potential financing; (1) Historical share price adjusted for 1-for-20 reverse stock split enacted on 01/18/23; (2) Reflects consideration paid by PSC for transaction excluding portion of shares owned by PSC (15.8M shares held as of 10/18/23); (3) Multiples reflected as “NM” if enterprise value is negative  Puma  Current  At Offer Price of  Offer Per Share  $1.68  $2.00  $2.25  $2.35  $2.45  $2.55  $2.65  $2.75  $2.85  $2.95  $3.05  % Premium / (Discount) to:  Current ($1.68)  19%  34%  40%  46%  52%  58%  64%  70%  76%  82%  30-Calendar Day VWAP ($1.87)  7%  20%  26%  31%  36%  42%  47%  52%  58%  63%  90-Calendar Day VWAP ($2.27)  (12%)  (1%)  4%  8%  12%  17%  21%  26%  30%  34%  52-Week Intraday High ($16.80) (1)  (88%)  (87%)  (86%)  (85%)  (85%)  (84%)  (84%)  (83%)  (82%)  (82%)  Market Capitalization  $35  $42  $47  $49  $51  $53  $55  $57  $59  $61  $64  Less: Cash & Investments  (46)  (46)  (46)  (46)  (46)  (46)  (46)  (46)  (46)  (46)  (46)  Enterprise Value  ($11)  ($4)  $1  $3  $5  $7  $9  $11  $13  $15  $18  Cash Consideration Paid by PSC(2)  $10  $11  $12  $12  $13  $13  $14  $14  $15  $15  EV / Revenues  With Insurance Metric   2023E $35  NM (3)  NM (3)  0.0x  0.1x  0.1x  0.2x  0.3x  0.3x  0.4x  0.4x  0.5x  2024E  56  NM (3)  NM (3)  0.0x  0.1x  0.1x  0.1x  0.2x  0.2x  0.2x  0.3x  0.3x  Without Insurance  2023E  $35  NM (3) NM (3) 0.0x  0.1x  0.1x  0.2x  0.3x  0.3x  0.4x  0.4x  0.5x  2024E  30  NM (3) NM (3) 0.0x  0.1x  0.2x  0.2x  0.3x  0.4x  0.4x  0.5x  0.6x  For Reference Only

 Appendix

Preliminary Discounted Cash Flow Analysis

With Insurance Case | Assumes $70M Equity Issuance at $1.44 per Share[1]

($ in millions, except per share)

Unlevered Free Cash Flows

	4Q23E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	Terminal 2033E
Total Revenues	$8	$56	$103	$143	$178	$204	$222	$250	$273	$294	$314	$314
% Growth	*(39.3%)*	*61.1%*	*83.5%*	*39.2%*	*24.1%*	*14.7%*	*9.2%*	*12.7%*	*8.9%*	*7.7%*	*6.7%*	*3.5%*
Operating Income (Post-SBC) [2]	($15)	($52)	($36)	($17)	($2)	$7	$13	$24	$32	$39	$46	$46
% Margin	*(196.2%)*	*(92.3%)*	*(34.6%)*	*(11.7%)*	*(0.9%)*	*3.7%*	*6.0%*	*9.6%*	*11.7%*	*13.3%*	*14.6%*	*14.6%*
Taxes	-	-	-	-	-	-	-	-	-	-	-	(11)
Tax Rate	-	-	-	-	-	-	-	-	-	-	-	*25.0%*
NOPAT	($15)	($52)	($36)	($17)	($2)	$7	$13	$24	$32	$39	$46	$34
Depreciation	1	5	3	3	3	3	3	3	3	4	4	4
Capex	(0)	(2)	(2)	(2)	(2)	(3)	(3)	(3)	(4)	(4)	(4)	(4)
Change in Working Capital	(1)	(3)	(3)	(0)	(0)	(0)	(0)	0	0	(0)	(0)	(1)
Unlevered Free Cash Flows[3]	($15)	($53)	($37)	($16)	($2)	$7	$13	$24	$32	$39	$46	$34

Implied Price Per Share

PV Projected Period (14.0% WACC)	($49)
PV Terminal Value (3.5% Perp. Growth)	93
Enterprise Value	**$45**
Plus: Cash & Equivalents as of 09/30/23	46
Plus: Cash from Equity Issuance	66[4]
Equity Value	**$157**
Diluted Shares Outstanding	*20.8*[5]
Incremental BSO from Financing	*48.9*[4]
Pro Forma Diluted Shares Outstanding	69.8
Equity Value Per Share	**$2.25**
Current Share Price	$1.68
% Premium to Current	*33.8%*

Implied Equity Value Per Share

Perp. Growth	WACC 13.0%	WACC 14.0%	WACC 15.0%
3.0%	$2.48	$2.18	$1.95
3.5%	2.56	2.25	1.99
4.0%	2.66	2.32	2.05

Sources: Management Projections (model received 10/18/23), Company Filings

Notes: As of 10/27/23; (1) Represents 14% discount to share price of $1.68 as of 10/27/23 and 23% discount to the 30-calendar day VWAP of $1.87 as of 10/27/23; (2) Operating income net of SBC and net of bad debt expense; (3) Assumes SBC is treated as a cash expense for DCF valuation; (4) $70M gross equity issuance (net of 6% financing fee) targeting minimum cash balance of $10M through projected period; Issuance share price of $1.44 represents 14% discount to share price of $1.68 as of 10/27/23 and 23% discount to the 30-calendar day VWAP of $1.87 as of 10/27/23; (5) Net diluted shares outstanding calculated based on 20.8M basic shares outstanding as of 10/18/23, 0.1M restricted stock units, 1.7M service-based stock options with a weighted average exercise price of $3.31, 0.3M service-based stock options with a weighted average exercise price of $55.35 and 0.7M market-based stock options outstanding with a weighted average exercise price of $3.31 as of 09/30/23

P / W / P
PERELLA WEINBERG PARTNERS

13

Preliminary Discounted Cash Flow Analysis
Without Insurance Case

($ in millions, except per share)

Unlevered Free Cash Flows

	4Q23E	2024E	2025E	2026E	2027E	2028E
Total Revenues	**$8**	**$30**	**$36**	**$41**	**$46**	**$50**
% Growth	*(39.3%)*	*(14.1%)*	*21.4%*	*13.3%*	*11.6%*	*9.9%*
Operating Income (Post-SBC)[1]	**($15)**	**($54)**	**($52)**	**($49)**	**($48)**	**($47)**
% Margin	*(196.2%)*	*(180.6%)*	*(142.3%)*	*(119.5%)*	*(104.0%)*	*(94.1%)*
Taxes	-	-	-	-	-	-
Tax Rate	-	-	-	-	-	-
NOPAT	**($15)**	**($54)**	**($52)**	**($49)**	**($48)**	**($47)**
Depreciation	1	4	3	3	3	3
Capex	(0)	(2)	(2)	(2)	(2)	(3)
Change in Working Capital	(1)	(4)	(1)	0	0	0
Unlevered Free Cash Flows[2]	**($15)**	**($56)**	**($51)**	**($48)**	**($47)**	**($47)**

Implied Price Per Share [3]

PV Projected Period (14.0% WACC)	($195)
PV Terminal Value	-
Enterprise Value	**($195)**
Plus: Cash & Equivalents as of 09/30/23	46
Plus: Cash from Equity Issuance	- [4]
Equity Value	**$- [5]**
Diluted Shares Outstanding	*20.8* [6]
Incremental BSO from Financing	- [4]
Pro Forma Diluted Shares Outstanding	20.8
Equity Value Per Share	**$- [5]**

Implied Equity Value Per Share

Perp. Growth	WACC 13.0%	14.0%	15.0%
NA		$-[5]	

P / W / P
PERELLA WEINBERG PARTNERS

Sources: Management Projections (model received 10/18/23), Company Filings
Notes: As of 10/27/23; Assumes terminal year of 2028E with no terminal value thereafter; (1) Operating income net of SBC and net of bad debt expense; (2) Assumes SBC is treated as a cash expense for DCF valuation; (3) Excludes salvage value, if any; (4) Assumes no equity issuance occurs in Without Insurance Case; (5) Assumes equity value cannot be less than zero; (6) Net diluted shares outstanding calculated based on 20.8M basic shares outstanding as of 10/18/23, 0.1M restricted stock units, 1.7M service-based stock options with a weighted average exercise price of $3.31, 0.3M service-based stock options with a weighted average exercise price of $55.35 and 0.7M market-based stock options outstanding with a weighted average exercise price of $3.31 as of 09/30/23

14

Illustrative Weighted Average Cost of Capital Analysis

($ in millions)

Company Beta & Capital Structure Overview

Company	Levered Beta [1]	Gross Debt	Equity Value	Debt / Equity	Debt / Cap.	Marginal Tax Rate [2]	Unlevered Beta
Puma	**1.57**	**-**	**$35**	**-**	**-**	**-**	**1.57**

Peer Beta & Capital Structure Overview

Company	Levered Beta [1]	Gross Debt	Equity Value	Debt / Equity	Debt / Cap.	Marginal Tax Rate [2]	Unlevered Beta
Stereotaxis	0.85	-	$188	-	-	-	0.85
Butterfly Network	2.09	-	176	-	-	-	2.09
ClearPoint Neuro	1.66	$10	134	7%	7%	-	1.54
Inogen	1.52	-	106	-	-	-	1.52
Hyperfine	1.47	-	85	-	-	-	1.47
Apyx Medical	1.58	$9	82	11%	10%	-	1.42
Sight Sciences	1.44	$34	76	44%	31%	-	1.00
Cytosorbents	1.37	$5	73	7%	6%	-	1.28
Peer Median	**1.49**			**3%**	**3%**	**-**	**1.44**
Peer Average	**1.50**			**9%**	**7%**	**-**	**1.40**

Weighted Average Cost of Capital

	Low	High
Unlevered Beta	**1.30**	**1.60**
Cost of Equity		
Levered Beta	1.30	1.60
Market Risk Premium [3]	6.35%	6.35%
Equity Risk Premium	8.26%	10.16%
20-Year Treasury Yield (1M Avg.) [4]	5.12%	5.12%
Cost of Equity	**13.37%**	**15.28%**
Equity / Capitalization	*100%*	*100%*
Cost of Debt		
Cost of Debt [5]	NM	NM
Tax Rate	-	-
After-Tax Cost of Debt	**NM**	**NM**
Debt / Capitalization	*-*	*-*
WACC	**13.37%**	**15.28%**
Implied Debt / Equity	*-*	*-*
Implied Equity Value ($M)	*$35*	*$35*
Selected Range	**13.00%**	**15.00%**

P / W / P
PERELLA WEINBERG PARTNERS

Sources: Company Filings, Barra, Kroll, FactSet

Notes: As of 10/27/23; Companies ordered by market capitalization; (1) Predicted Barra beta; (2) Marginal tax rate for companies without earnings assumed to be 0%; (3) Kroll's supply-side long-term expected equity risk premium; (4) Last 30 calendar days average of 20-year treasury yield as of 10/27/23; (5) Cost of debt not applicable given 0% debt / capitalization assumption

15

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